Exhibit 10.1


                        Development and License Agreement

         This Development and License Agreement (the "Agreement") is entered into as of November 15, 2003 (the "Effective Date") by and between C and T Co. Inc., ("C&T") a corporation incorporated under the laws of the Province of Ontario with its principal offices located at 100 Caster Avenue, Woodbridge, Ontario, Canada, L4L 5Y9; and AXION POWER CORPORATION ("Axion"), a corporation incorporated under the laws of the Province of Ontario with offices located at 100 Caster Avenue, Woodbridge, Ontario, Canada, L4L 5Y9.

                                    RECITALS

WHEREAS, C&T has developed to the laboratory stage the technology, know-how and prototypes for a hybrid lead-carbon battery/capacitor, sometimes referred to as the E3Cell, as more particularly described and defined on Schedule A (the "Technology");

AND WHEREAS, Axion has been established in order to bring the Technology to the market, and to do so, it is necessary for Axion to obtain from C&T sole exclusive world-wide licenses to the Technology so that Axion, , may (a) Develop (as such term is hereinafter defined), manufacture and distribute, and (b) sublicense assembly or manufacturing of, a commercial version of the Technology (the "Axion Battery"), and C&T is willing to grant to Axion such licenses on the terms and conditions set forth in this Agreement;

AND WHEREAS, Axion desires to engage C&T to perform additional research and development work in order to develop enhancements and refinements to the Technology (the "Enhancements"), and collaborate with Axion in the development and Technical Commercialization of the Axion Battery, incorporating enhanced versions of C&T's Technology Intellectual Property and lab prototypes, and C&T is willing to perform such development services, and grant to Axion additional licenses to use the Enhancements, on the terms and conditions set forth in this Development Agreement;

AND WHEREAS, C&T has developed and, under the Development Effort, will be developing know-how, tools, techniques, processes and methods to support Technical Commercialization of the Base C&T Technology and the Enhancements and Axion desires to obtain such Technical Commercialization Know-How from C&T by way of technology transfer and C&T is willing to engage in such technology transfer on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

1.       DEFINITIONS.

         As used in this Agreement, including the recitals and definitions:

1.1 "Affiliate" of a party means any entity directly or indirectly controlling, controlled by, or under common control with such party, where "control" means
(a) ownership of more than fifty percent (50%) of the equity or beneficial interests of such entity or party, or (b) , actual control of the day-to-day operations of such entity or party.

1.2  "Application Areas" has the meaning set out in Schedule A.

1.3 "Axion Battery" means a Business Commercialized version of the Technology.

1.4 "Axion Documentation" means the Documentation accompanying or pertaining to the Axion Know-How developed by or on behalf of Axion.

1.5 "Axion Know-How" means the know-how, trade secrets, applications, processes, techniques and methods Developed by or on behalf of Axion.

1.6  "Axion Project Manager" has the meaning set out in Section 4.1(d)

1.7      deleted  .

1.8 "Base C&T Technology" means the Technology, as existing as of the Effective Date, any existing Derivatives thereof and, for more certainty, the Technology, which is currently in the laboratory stage and which contains all of the base elements for future Technical Commercialization.

1.9 "Beta End Date" means completion of the key milestone of the initial Project Plan when the Technology is Commercializable.

1.10 "Beta Testing" means a process by which a testing party identifies problems with a particular product by confirming or validating that it works in accordance with the applicable Specifications (which specifications are to be agreed upon within sixty (60) days of this Agreement) as it was intended in situations appropriate to its targeted operating environment..

1.11 "Business Commercialization" means the efforts of Axion in such areas as marketing, contractual negotiations, sales and production, to bring the Technology to the marketplace.

1.12 "C&T Documentation" means the Documentation accompanying or pertaining to the Base C&T Technology, the Enhancements, and the Technical Commercialization Know-how.

1.13 "C&T Key Scientists" means those scientists whose names and details are set out on Schedule E.

1.14 "C&T Know-How" means all proprietary inventions, technology, trade secrets, research notes, records and test results, all primary and secondary reference materials, including those authored by third parties, in all forms, including in electronic format, and any physical, chemical or biological material, or other information, owned or acquired with right to sublicense by C&T or any Affiliate of C&T, which, , are necessary or useful to Axion in the development, formulation, manufacture, use or sale of the Axion Battery.

1.15 "C&T Patent Rights" mean the rights under patents and patent applications, both foreign and domestic, which cover hybrid lead-carbon battery/capacitor technology, its manufacture, formulation or use, including intermediates for the manufacture or use thereof, (b) are based on an invention made at any time and
(c) are owned by or licensed to C&T or any C&T Affiliate with the right to sublicense. A list of C&T Patent Rights as of the Effective Date is set out on Schedule F.

1.16     "C&T Project Manager" has the meaning set out in Subsection 4.1(c).

1.17 "C&T Trade-marks" means the trade-names, trade-marks, trade dress, brands, designs, graphics, logos and other commercial symbols and other indicia of origin whether registered or not and any goodwill associated therewith owned or licensed by C&T.

1.18 "Commercializable" means, with respect to the Technology, when Axion has the know-how to produce "Evaluation Batteries" that produce good beta-test results and stable characteristics without any exceptional performance defect or requirement for maintenance; and said Evaluation Batteries consist of components which have been made via bulk-reproducible formulations, sources, processes and technologies; and said formulations, sources, processes and technologies produce consistent results; and all salient aspects of said formulations, sources, processes and technologies can be identified in terms of quantification, qualification and procedure.

1.19 "Confidential Information" means confidential, secret or proprietary information of a party, including data, technical information (including systems, processes, plans and procedures), software (including source code, executable code and related Documentation), financial and business information (including pricing and business plans), relationships and agreements (including this Agreement) and information related to suppliers, licensors, licensees, customers or prospective customers, whether in oral, written, graphic, electronic or other form.

1.20 "Deliverable" means each item (listed as such in the Project Plan) to be provided by C&T to Axion hereunder.

1.21 "Derivatives" means, with respect to any Technology Intellectual Property or Documentation(collectively, "Base Work"), any and all tangible information, documents and other materials, in any medium, format, use, or form (whether now known or later discovered), that are based upon or derived from such Base Work or that use or incorporate such Base Work or any part or aspect thereof, including (a) any enhanced, modified, revised, updated, or upgraded version thereof; (b) any revision, or other form in which the same may be recast, transformed, or adapted; and (c) any improvement thereon, all of which is prepared exclusively by C & T based on a separate remuneration to be agreed upon by the parties hereto.

1.22     "Development Effort" has the meaning set out in Section 4.1.

1.23 "Development" means any research, modification, addition, adjustment or improvement which does not alter the Base C & T Technology.

1.24     "Development Effort" has the meaning set out in Section 4.1.



1.25     "Development Period" has the meaning set out in Section 4.6.

1.26 "Documentation" means all technical documentation (whether written or in electronic form) for the applicable Technology Intellectual Property. Such Documentation may include any and all flowcharts, descriptions, procedures for maintenance and modification, testing data and similar material relating to the design, structure and implementation of the Technology.

1.27 "Enhancements" means the enhancements and refinements to the Base C&T Technology developed by C&T under this Agreement, including, any Derivatives of the Enhancements furnished to Axion by C&T.

1.28 "Evaluation Batteries" means small, multi-cell batteries which are predominantly used for comparative individual and statistical testing of new formulations of the Technology; are not built in a commercial size or form factor, but which are large enough to show the interplay between cells, yet small enough to be cycled relatively quickly and in bulk; are manufacturable via commercial techniques in moderate batch quantities, within C&T's current R&D facilities; are designed for easy manual or machine assembly, and for the use of testing probes, and for dissection; and are usable, via external wiring and grouping, as a reasonable analog of commercial-sized forms of the Technology;.

1.29 "Error" means a failure of the Base C&T Technology, or the Enhancements or the Technical Commercialization Know-how, as applicable, to (a) conform to the Specifications in all material respects, (b) operate in accordance with the C&T Documentation in all material respects, or (c) provide consistent results.

1.30 "Intellectual Property Rights" means all current and future world-wide patents, other patent rights, copyrights, trade secrets, trade-marks, trade names, service marks (in applicable jurisdictions), moral rights and all other intellectual property rights, including all applications and registrations with respect thereto

1.31 "Lab Support Amount" means an amount, calculated in respect of a monthly period, based on a budget, mutually agreed to by the parties; the initial such mutually agreed budget being attached as Schedule K.

1.32 "Liquidity Event" means the conversion of Axion into a company with shares publicly traded on a major North American securities exchange.

1.33 "Project Plan" means the written plan for the Development Effort, including a list of all Deliverables and the Specifications, and a schedule for delivery of such Deliverables, developed and approved by the parties pursuant to this Agreement, which initially consists of the initial plan to be set out in Schedule C, as the same may be jointly agreed to in writing by the parties no later than twenty one (21) days from the date hereof, (with time to be of the essence), as the same may be jointly updated or revised in writing by the parties from time to time, and any subsequent additional plans, as the same may be jointly agreed to in writing by the parties

1.34 "Shareholders' Agreement" means that certain shareholders' agreement, initially made as of the Effective Date, among all the current shareholders of Axion.

1.35 "Technical Commercialization" means the process of development of Base C & T Technology, such that the production of the Axion Battery may be automated, industrialized or further adapted to various applications, including, but not limited to, mass production..

1.36 "Technical Commercialization Know-how" means the Technology Intellectual Property, and all tools, techniques, methods and processes developed and to be developed by C&T, to support Technical Commercialization of the Base C&T Technology and the Enhancements.

1.37 "Technology" means a hybrid lead-carbon battery/capacitor technology developed by C&T and limited to certain Application Areas all as more particularly described in Schedule A.

1.38 "Technology Intellectual Property" means patents issued, pending and planned, world-wide, current and future, which relate to the Technology, and which are owned or controlled by C&T, together with unpublished trade secrets and product-specific know-how related to the performance, production techniques, and variant possibilities of the Technology, and trade secrets and such proprietary know-how information relating to the design and manufacturing of the Technology.

1.39 "Specifications" means the written specifications for the Base C&T Technology provided by C&T to Axion and the written specifications for the Deliverables and the Enhancements developed and approved by the parties pursuant to this Agreement, including the initial approved specifications set out in Schedule C, attached to this Agreement, as the same may be jointly updated or revised by the parties in writing from time to time.



2.       GRANT OF RIGHTS, TECHNOLOGY TRANSFER

2.1 LICENSE GRANT. C&T hereby grants to Axion a sole and exclusive, irrevocable, perpetual (subject to termination in circumstances specified herein), worldwide license to the Technology, (including under the C&T Patent Rights and the C&T Know-How) for the development, manufacture, use, distribution, offer for sale, and sale (directly to end-users, or through distributors), of the Axion Battery.

2.2 AXION SUBLICENSES. C&T hereby grants to Axion the right to grant sublicenses to third parties, including Axion's Affiliates, for the manufacturing or assembly of the Axion Battery, with the approval of C&T, which approval shall not be unreasonably withheld or delayed, provided that sub-licensees are bound by those restrictions concerning trade secrecy, reverse engineering, and no further sub-licensing, as set out on Schedule G. Axion assumes full responsibility for the performance of all obligations so imposed on such sublicensee and will itself pay and account to C&T for all royalties due under this Agreement by reason of the operations of any such sublicensee.


2.3 AXION RIGHT OF FIRST REFUSAL. (a) In respect of any new technology which C&T has developed, and in respect of any application area which C&T has outside Axion's existing Application Area, C&T shall inform Axion on an ongoing basis, of developments concerning potential licensing, sale or rights transfer, so as to ensure that Axion is able to exercise its right of first refusal; (b): C&T shall notify Axion in writing, and Axion has a 30-day right of first refusal on any bona fide arms' length commercial terms third party (i) licensing arrangement or (ii) offer for effective sale or (iii) transfer of rights to any such technology. (b) Once Axion has advised C&T that Axion is committed to a Liquidity Event within a six month time-frame, any such technology cannot be made available by C&T to any third parties.


2.4 C&T SUBLICENSES. The parties agree that the license granted to Axion in
Section 2.1 includes any future technology which C&T may acquire by license, with the right to sublicense, which is relevant to the activities defined in
Section 2.1. In the event C&T obtains under license from a third party technology, the subject matter of which falls under the license granted herein, C&T shall promptly advise Axion of such license and such technology shall automatically be sublicensed to Axion hereunder without further consideration to C&T.

2.5 DISCLOSURE AND TRANSFER OF C&T KNOW-HOW. Following the Effective Date, C&T shall make available to and shall transfer to Axion, in a full and uninhibited manner, and on an ongoing basis, the Base C & T Technology and all C&T Know-How. Without limitation, C&T shall cause all C&T Know-How to be put into form (such as written descriptions, charts, diagrams, etc.) and deliver same to Axion, and C&T shall also cause the C&T Key Scientists to meet with Axion personnel, no less frequently than weekly, to effect this technology transfer on an ongoing basis. Axion shall have such disclosure and meetings conducted so as to not unduly detract from the work of the C&T personnel.
(a) For greater clarity, within twenty one (21) days of the date hereof, the parties hereto shall jointly agree upon a schedule (the "Schedule") of disclosure and transfer of the Base C & T Technology and C & T Know-How, which schedule must be completed by the Beta End Date. C & T's consideration, payable by Axion, for performance of the Schedule is described in paragraph 3.1 hereto.

(b) In conjunction with the transfer of the Base C & T Technology and C & T Know-How, the Schedule shall incorporate all of the aspects of the Project Plan and the Technical Commercialization, and C & T's consideration, payable by Axion, for such Technical Commercialization is described in paragraph 4.2 hereto.




3. COMPENSATION FOR LICENSE GRANT, TECHNOLOGY TRANSFER

3.1      LICENSE FEE

In consideration for the grant of license, the transfer of technology and the other rights set out in Section 2, Axion shall pay to C&T license fees as follows:

         (a) Cash consideration: A one-time license fee, paid by Axion to C&T, in the total amount of ONE MILLION FIVE HUNDRED and NINETY FOUR THOUSAND US DOLLARS (US $1,594,000.00), shall be payable in accordance with the following schedule:

i) US$1,000,000.00 upon the Beta End Date;
ii) Equal monthly payments for the balance of the US$594,000.00, payable on the first day of each month, commencing on November 1, 2003 and ending on the Beta End Date, in accordance with the agreed upon Project Plan and Schedule.


         (b) Share consideration: Axion shall issue to C&T common shares in Axion as of the Effective Date so as to give C&T 12.5% of the common shares in Axion, in accordance with and subject to the execution by C&T of the Shareholders' Agreement (which Shareholders' Agreement contains, among other provisions, certain anti-dilution protection for C&T, and certain rights of C&T to acquire an additional 12.5% of the common shares in Axion in the event of a Liquidity Event, all as therein outlined) .

3.2      ROYALTY PAYMENTS

Royalty on Sales of Axion Battery. Axion shall pay to C&T a royalty payment for each Axion Battery, or any other application utilizing the Technology in any manner whatsoever, sold by Axion, its Affiliates or sublicensees (the "Royalty") according to the following rates:

i) A "Base Royalty Rate" of 3.75% of the gross revenue actually received by Axion on each Axion Battery sold by Axion, its Affiliates or sublicensees.

(a) Sublicense. In the event Axion sublicenses its right to assemble or manufacture the Axion Battery, such sublicenses shall include an obligation for the sublicensee to account for and report its sales of such Axion Battery on the same basis as if such sales were sales of Axion Batteries by Axion, and Axion shall pay the applicable Royalty to C&T.

(b) Payments and Records. Payments and records in respect of Royalty payments shall be made as provided for under Section 8 of this Agreement.



4.                DEVELOPMENT, DELIVERY, TESTING AND ACCEPTANCE

4.1      DEVELOPMENT EFFORT - INITIAL PHASE

(a) General. In a collaborative development program, C&T and Axion will together follow the most expeditious path to achieve Technical Commercialization of the Axion Battery, with both parties playing a significant role in the execution of development activities, and in accordance with the principles of lab operations, all as described in Schedule D. To that end, the parties will undertake the Technical Commercialization and development project, outlined in the initial Project Plan that has been agreed to by the parties and is set out on Schedule
C. C&T, in cooperation with Axion, will develop the Deliverables and the Enhancements in accordance with the Specifications and deliver same to Axion in accordance with the schedule in the Project Plan (the "Development Effort").

(b) Development. The Development Effort will be undertaken in multiple phases, each phase of which, when agreed to by the parties, is to be to be set out in a Project Plan and attached to this Agreement.

(c) C&T's Responsibilities under the Development Effort. C&T will: (i) dedicate sufficient qualified and trained personnel (but including, in any event, each of those C&T Key Scientists identified on Schedule E) to develop and deliver the Deliverables and the Enhancements to Axion in accordance with the schedule in the Project Plan; and (ii), appoint a chief scientist or engineer, operating at a Vice-President level, and who shall be, initially, Pavel Shmatko as the project manager (the "C&T Project Manager") who will be responsible for managing the execution of the Project Plan in complete coordination with Axion Project Manager; (iii) maintain a detailed log of all work being done in connection with the Development Effort; and (iv) do all things necessary to perform the work to be done by C&T as set out on Schedules C and D.

(d) Axion's Responsibilities under the Development Effort. Axion will: (i) dedicate sufficient qualified and trained personnel to work with C&T as set forth in the Project Plan and as otherwise reasonably necessary to perform the required development work; (ii), appoint a chief scientist or engineer, operating at a Vice-President level, and who shall be, initially, Konstantin Rodionov as the project manager (the "Axion Project Manager") who will be responsible for managing the execution of the Project Plan in complete coordination with the C&T Project Manager; (iii) until the Beta End Date, supply at no charge to C&T working space and facilities, after which time C & T may, at its sole and absolute discretion, relocate to other working spaces and/or facilities; and (iv) do all things necessary to perform the work to be done by Axion as set out on Schedules C and D.

(e) Primary Contacts. The C&T Project Manager and the Axion Project Manager will serve as the primary contact for his respective party with respect to the Development Effort. The C&T Project Manager shall co-ordinate with the Axion Project Manager the delivery of the Deliverables and the Enhancements in accordance with the Project Plan. The C&T Project Manager and the Axion Project Manager shall meet no less frequently than weekly (or more frequently as may reasonably be requested by either party in writing) to discuss, among other things, the status of the Deliverables.

(f) Delay of Deliverables. If the development of any Deliverable is or may be delayed, C&T will promptly notify Axion and provide to Axion a revised estimate of the date such Deliverable may be completed and delivered to Axion.

(g) Conway Arbitrates. In the event that there is a dispute as to whether agreed upon Deliverables, and/or milestones or definable objectives, have been achieved, then the matter is to be arbitrated by Dr. Conway

4.2 DEVELOPMENT FEES - INITIAL PHASE. During the period of Technical Commercialization and until Beta End Date, C & T shall devote all of its time and attention to the success of the Technical Commercialization and Axion shall pay C &T's budget as provided in Schedule D.



4.3 ACCEPTANCE OF DELIVERABLES. Each Deliverable will be evaluated for its completeness and/or tested by Axion using appropriate acceptance criteria or test procedures prepared by Axion, and agreed to by C&T acting reasonably, for a period of twenty (20) days after receipt of such Deliverable with its associated Documentation from C&T to verify conformance of the Deliverable to the applicable Specifications and C&T Documentation. In lieu of or as part of the foregoing acceptance test, Axion may observe the aforementioned acceptance tests to be conducted by C&T at C&T's facility. In the event that such acceptance test establishes that a particular Deliverable does not conform with the applicable Specifications or C&T Documentation, Axion shall deliver to C&T a written deficiency report within five (5) days after the end of the test period, in detail reasonably sufficient to provide C&T with an opportunity to identify the non-conformance and C&T shall undertake efforts to promptly correct or modify such Deliverable and deliver the corrected or modified Deliverable to Axion for re-testing in accordance with the foregoing procedure. If Axion does not deliver to C&T a written deficiency report within five (5) days after the end of the test period for the applicable Deliverable or the corrected or modified Deliverable, Axion shall be deemed to have accepted such Deliverable and such acceptance of the Deliverable shall constitute acceptance of the applicable Enhancements.

4.4 DEVELOPMENT EFFORT - SECOND PHASE. The parties will work together prior to the Beta End Date to identify additional research and development objectives, with new mutually agreed upon targets and definable objectives, together with a new funding schedule, for the second phase of the development effort, which second phase is to take place after the Beta End Date.

4.5 AUTOMATIC LICENSE OF ENHANCEMENTS. For greater certainty, the parties confirm that: (a) all Enhancements and Deliverables are, on their creation, automatically licensed to Axion under the license provisions of Section 2; and
(b) the termination of the Development Effort shall have no effect on the irrevocable and exclusive license and rights granted under Section 2.

4.6 TERM AND TERMINATION OF DEVELOPMENT EFFORT. The term of the initial Project Plan shall commence on the Effective Date and will continue in effect until the work described in the Project Plan is completed and the final Deliverable in the Project Plan has been accepted by Axion (the "Development Period"), or on March 31, 2005, whichever first occurs. The term of the Development Effort may be extended by the mutual agreement of the parties.

4.7 RESEARCH AND DEVELOPMENT SUPPORT. Prior to the Beta End Date C & T shall provide research and development support services to Axion with respect to the Technology and these support services shall be provided at no further cost to Axion. In the event of termination of the Development Effort or following the Beta End Date, C&T will continue to make such research and development services available to Axion for commercially reasonable fees.

4.8 ADDITIONAL SERVICES AND NEW PROJECTS. C&T and Axion may agree from time to time in writing that, after the Beta End Date, C&T will provide additional development services or new projects. Such additional development services or new projects shall be performed in accordance with a statement of work to be entered into between the parties which shall specify, among other things, the specifications for the additional development services or new project and/or the deliverables of such additional development services or new projects, the schedule for the performance of the additional development services or new project, and the pricing or cost allocation between the parties for such additional development services or new project.

5.       PATENT FUND.

Axion will provide, as mutually agreed that, and when, it is needed, up to US$1,000,000.00, to go into a separate account. Upon joint approval by both parties, such approval not to be unreasonably withheld, these funds are to be used in support of C&T's filing and acquisition of patents related to the Technology licensed or licensable by Axion, or, for example, to acquire the Exin/Esna patents. However, if Axion cannot use the technology, then it can refuse to fund the patents.



6.       INTELLECTUAL PROPERTY RIGHTS

6.1 PROSECUTION OF PATENTS. C&T Patents shall be prosecuted (including the handling of interferences) and maintained by C&T. C&T shall furnish Axion with copies of draft submissions to the relevant patent authorities and will consider Axion's comments. If Axion does not provide C&T with comments within thirty (30) days of receipt of a draft, C&T shall be free to proceed with its submission or other contemplated action. Further, C&T shall always be entitled to proceed with any submission or other contemplated action if it determines time is of the essence, provided that C&T makes reasonable efforts to inform Axion as early as practicable and to consider its comments where possible. In the event that C&T elects not to maintain any issued patent within the C&T Patents or not to file any patent term extensions to the C&T Patents which Axion believes are appropriate to obtain an extended period of market exclusivity for the Axion Battery, Axion shall have the right to elect to have C&T or its licensors maintain such patents or file for such patent term extensions.

6.2      INFRINGEMENT OF PATENTS BY THIRD PARTIES

         (a) Notification. Each party shall promptly notify the other in writing of any alleged or threatened infringement of the C&T Patent Rights of which it becomes aware.

         (b) C&T Patent Rights. C&T shall have the right, but not the obligation, to bring, at C&T's expense and in its sole control, an appropriate action against any person or entity infringing a C&T Patent Right directly or contributorily. If C&T does not bring such action within thirty (30) days of notification thereof to or by Axion, Axion shall have the right, but not the obligation, to bring, using the Patent Fund monies, and in Axion's sole control, such appropriate action. The party not bringing an action under this paragraph
(b) shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such party shall cooperate fully with the party bringing such action.

6.3 AXION'S OWNERSHIP RIGHTS. As between Axion and C&T, Axion retains all right title and interest (including all Intellectual Property Rights) in and to the Axion Know-How made by or on behalf of Axion. In the event that C&T acquires any right title or interest (including any Intellectual Property Rights) in or to the Axion Know-How made by or on behalf of Axion during the term of this Agreement or as a result of the services performed under this Agreement, C&T hereby irrevocably assigns to Axion, all such right title or interest, (including all Intellectual Property Rights) in and to the Axion Know-How. Without limiting the generality of the foregoing, (a) C&T shall not disclose Axion Know-How to any third party without the express prior written approval of Axion; and (b) Axion retains all right, title and interest (including all Intellectual Property Rights) in and to Axion's business plan

6.4 USE OF AXION TRADE-MARKS. C&T will not use any Axion trade-marks, service marks, trade names, or logos in any advertising, brochures, or promotional materials without Axion's prior written approval.



7.       OTHER OBLIGATIONS OF THE PARTIES

7.1      JOINT RESPONSIBILITIES

(a) Cooperation concerning accounting and document review. C&T and Axion shall, from the Effective Date forward, each provide to the other party full and uninhibited access to all accounting, corporate records and documents.

(b) Workplace Rules. Each party will cause its personnel to co-operate fully with the working hours, working rules and non-discrimination, and safety and security policies established by the other party and all applicable laws when such personnel are on other party's premises.

(c) Compliance with Applicable Laws. Each party in the course of exercising its rights and performing its obligations under this Agreement shall comply with all applicable federal, provincial, state and municipal laws, regulations, by-laws, orders, rulings and ordinances, including without limitation consumer protection and trade practices laws and export control laws.

(d) Adverse Activities. Neither party shall engage in any deceptive, unfair or unethical trade practices with respect to the Base C&T Technology, the Enhancements or the Axion Know-How nor make any false or misleading representations about the other party or the products or services of the other party.

7.2 DELIVERY OF DUE DILIGENCE INFORMATION. Within two weeks of the Effective Date, C&T will deliver to Axion all the information and documentation requested in the Due Diligence Request List, as set out on Schedule I and Axion shall deliver a reciprocal set of information and documentation to C & T, as regards Axion and any other related entity.

7.3 AXION RESPONSIBILITY FOR BUSINESS COMMERCIALIZATION. In addition to the work that is to be performed by Axion as outlined in Section IV of Schedule D, Axion shall be responsible, on an ongoing basis, for Business Commercialization. It is Axion's obligation to make reasonable efforts to have the funding necessary to comply with the terms of this Agreement and to have a Liquidity Event or commercial sales of the Axion Battery commence no later than six (6) months after the Beta End Date.



8.       PAYMENTS; RECORDS;

8.1 PAYMENT; REPORT. All amounts payable under this Agreement shall be paid in U.S. dollars. Each payment of royalties owing to C&T shall be paid within 30 days of the end of each calendar quarter or as otherwise specifically provided herein, and shall be accompanied by a statement, on a country-by-country basis, of the amount of gross sales, an itemized calculation showing any adjustments during such quarter, the amount of aggregate worldwide gross sales, during such quarter and on a cumulative basis for the current year, and the amount of Royalty or other payments due on such sales.

8.2 EXCHANGE RATE; MANNER AND PLACE OF PAYMENT. For purposes of computing payments due hereunder from time to time in U.S. Dollars, the sales of Axion Batteries in countries other than the United States shall be converted into U.S. Dollars, using the average monthly rate of exchange at the time for such currencies as retrieved from the Reuters System. Notwithstanding the foregoing, if by reason of any restrictive exchange laws or regulations, Axion shall be unable to convert to U.S. Dollars the amount, determined as above, equivalent to the amount due by Axion hereunder, then Axion shall so notify C&T promptly and provide an explanation of the circumstances. In such event, Axion shall make all such payments or the balance thereof due hereunder and which is not paid in foreign currency as provided below, in U.S. Dollars as soon as reasonably possible after and to the extent that such restrictive exchange laws or regulations are lifted so as to permit Axion to pay amounts due hereunder in U.S. Dollars. Axion shall promptly notify C&T if such restrictions are so lifted. At its option C&T shall meanwhile have the right to request the payment (to it or to its nominee), and, upon request, Axion shall pay or cause to be paid amounts due (or such portions thereof as are specified by C&T) in the currency of any other country designated by C&T and legally available to Axion under the then- existing laws of regulations. Any payments shall be payable to C&T by wire transfer at such bank in Ontario as C&T shall specify from time to time. Not less than one (1) business day prior to such wire transfer, the remitting party shall fax the receiving party advising it of the amount and of the payment to be made

8.3 RECORDS AND AUDIT. Axion shall keep, and shall cause its Affiliates and sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Axion Batteries and of the Royalty and other amounts payable under this Agreement in sufficient detail to permit C&T to confirm the accuracy of all payments due hereunder. At C&T's request, Axion will cause its independent certified public accountants to prepare abstracts of Axion's relevant business records for review by C&T's independent certified public accountants. If, based on a review of such abstracts, C&T reasonably believes that a full audit of said business records would be necessary for the confirmation of the accuracy of all payments due hereunder, C&T's independent certified public accountants shall have full access to review all work papers and supporting documents pertinent to such abstracts, and shall have the right to discuss such documentation with Axion's independent certified public accountants. Such audit rights may be exercised no more often than once a year, within three (3) years after the payment period to which such records relate, upon notice to Axion and during normal business hours. C&T will bear the full cost of such audit unless such audit discloses an underpayment of more than five percent (5%) from the amount of royalties due. Axion shall promptly make up any underpayment. The terms of this Section 8.3 shall survive any termination or expiration of this Agreement for a period of three (3) year

8.4 WITHHOLDING TAXES. Any and all taxes levied on account of royalty payments paid or owed from a country in which provision is made in the law or by regulation for withholding will be deducted from royalty payments made to C&T hereunder. Axion shall cooperate with C&T to claim exemption from such deductions or withholdings under any double taxation or similar agreement in force from time to time. In addition, Axion shall cooperate with C&T in all proper respects to minimize any taxes on royalties hereunder. If Axion makes any payment without reduction for withholding and it later transpires that an amount of tax should have been withheld on such royalty payment ("underwithheld tax"), Axion shall be entitled to recover the underwithheld tax by an additional withholding from any payment due to C&T under this Agreement. Similarly, if Axion withholds an amount of tax which is later determined to have not been due, Axion shall reimburse C&T for such over withheld amounts.

9.       WARRANTIES

9.1 C&T WARRANTIES. C&T represents and warrants to Axion as follows, and confirms that Axion is relying upon the accuracy of each of such representations and warranties in connection with the transactions contemplated by this
Agreement:

(a) Corporate Power. C&T is duly organized and validly existing under the laws of Ontario, has full power and authority to enter into this Agreement, and to carry out its obligations under this Agreement.

(b) No violation. The execution and delivery of this Agreement by C&T and the performance by C&T of its obligations under this Agreement does not violate any agreement, instrument or understanding, oral or written, to which C&T is a party or by which C&T is otherwise bound, nor violate any law, regulation or ruling of any court, governmental body or administrative or other agency having authority over it.

(c) Binding Agreement. When executed and delivered by C&T, this Agreement will constitute a legal, valid and binding obligation of C&T, enforceable against C&T in accordance with its terms.

(d) No infringement. As of the Effective Date, the Base C&T Technology, the Technical Commercialization Know-how, the C&T Documentation, the Deliverables and the Enhancements, do not violate or infringe any issued patent, trade secret, copyright, trade-mark, or other such proprietary right of any third party.

(e) No claims. As of the Effective Date, there are no claims in progress, pending or threatened asserting that the Base C&T Technology, the Technical Commercialization Know-how, the C&T Documentation, the Deliverables and the Enhancements, violates or infringes any patent, trade secret, copyright, trade-mark or other such proprietary right of any third party.

(f) Key Scientists. Schedule E contains a complete list of the names, ages, salaries, academic credentials, immigration status, employment authorization to date and other relevant details of all of the scientists currently working for C&T in its Ontario premises. The scientists listed on Schedule E are the only individuals whose expertise is required to accomplish the technology transfer and Development Effort contemplated by this Agreement. Each of the C&T Key Scientists have signed binding employment, non-compete and confidentiality agreements with C&T, and that these agreements confirm their commitment to remain in Toronto working for C&T until the Beta End Date. None of the C&T Key Scientists are bound or affected by any prior employment, non-disclosure or non-compete agreements, or any immigration, visa or other matters (with the exception of the provisions of the Immigration and Refugee Protection Act, as amended from time to time, and the regulations thereto) that could interfere with their right and ability to accomplish the technology transfer and Development Effort contemplated by this Agreement, or that could affect the C&T Patent Rights.

(g) Title to the C&T Patent Rights and C&T Background Technology. C&T has good and valid title to, and the exclusive right to, the C&T Patent Rights and the Base C&T Technology, free and clear of any encumbrances. C&T has not granted to any other person or entity any license or other rights to the C&T Patent Rights and the Base C&T Technology, and without limiting the generality of the Liquidity Event merger provisions of Section 12, the C&T Patent Rights and the Base C&T Technology would be part of the assets of a merged entity.

(h) Base C&T Technology Commercializable. Upon completion of the Development Effort - Initial Phase, as described in this Agreement, the Technology will be Commercializable.

(i) C&T Documentation and C&T Know-how available. Subject to the Schedule and the Project Plan, the C&T Documentation and C&T Know-how, including all personal and corporate laboratory notebooks, reports, test method specifications, and the like, are available and can be duplicated and provided to Axion within two weeks of the Effective Date as part of the technology transfer process.

(j) Safety Data. C&T has informed Axion about all significant known information in its possession or control concerning side effects, injury and toxicity with respect to the use of the Technology.

(k) Patent Matters. As of the Effective Date, C&T has no knowledge of the existence of any patent owned or controlled by a Third Party (other than the Exin patents) which covers the Technology that would prevent Axion from making, using, selling or sub-licensing such Technology. As of the Effective Date, C&T is not in possession of information that would render invalid and/or unenforceable claims directed specifically to the Technology.

(l) Employee Inventions. All discoveries, designs, research materials, and all other information which is proprietary in nature and relating to the Technology, resulting from the efforts and or knowledge or expertise of any employee, contractor, agent or principal of C&T, is, as of the Effective Date, the sole and exclusive property of C&T. Attached hereto as Schedule J are true copies of all agreements entered into between C&T and its employees, contractors and all other parties, which agreements provide that all discoveries, designs, research materials, and all other information which is proprietary in nature remain the property of C&T. C&T further warrants, represents and covenants that it shall ensure that all discoveries, designs, research materials, and all other information which is proprietary in nature and relating to the Technology, resulting from the efforts and or knowledge or expertise of any employee, contractor, agent or principal of C&T, is and will continue to be the sole and exclusive property of C&T and that this will continue to be given effect in writing with such parties.

(m) No Other Agreements. Save and except for the Taylor matter, as disclosed to Axion, no person has any agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, option or commitment, for the licensing or acquisition of any interest in the Base C & T Technology or any derivatives thereof, or for the acquisition of shares or assets of C&T.


9.2 AXION WARRANTIES. Axion represents and warrants to C&T as follows, and confirms that C&T is relying upon the accuracy of each of such representations and warranties in connection with the transactions contemplated by this
Agreement:

(a) Corporate Power. Axion is duly organized and validly existing under the laws of Ontario, has full power and authority to enter into this Agreement, and to carry out its obligations under this Agreement.

(b) No violation. Save and except for the Taylor matter, as disclosed to C&T, the execution and delivery of this Agreement by Axion and the performance by Axion of its obligations under this Agreement does not violate any agreement, instrument or understanding, oral or written, to which Axion is a party or by which Axion is otherwise bound, nor violate any law, regulation or ruling of any court, governmental body or administrative or other agency having authority over it.

(c) Binding Agreement. When executed and delivered by Axion, this Agreement will constitute a legal, valid and binding obligation of Axion, enforceable against Axion in accordance with its terms.

(d) Axion Documentation. Subject to the Schedule and the Project Plan, all of Axion's and any related entity's documentation, including personal and corporate notebooks, reports, agreements, financial statements and the like are available and can be duplicated and provided to C & T within two weeks of the Effective Date.

(e) No Other Agreements. No person has any agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, option or commitment, for the licensing or acquisition of any interest in the licenses granted to Axion hereunder.

(f) Non-Disclosure / Non-Competition. Due to the sensitive and proprietary nature of the Base C & T Technology and C & T Know-How, Axion shall enter into non-disclosure and non-competition agreements, subject to approval and review by C & T, such approval not to be unreasonably withheld or delayed, with each and every one of its management and employees.

9.3 TRUTH OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Both parties represent that the representations, warranties and covenants contained in this Agreement or in any Schedule hereto or in any certificate or other documents delivered or given pursuant to this Agreement shall be true and correct as of the Effective Date with the same force and effect as if such representations, warranties and covenants had been made on and as of such date. Before, on or after the Effective Date, the parties shall provide to the other such evidence as may be reasonably required as to the truth of such representations, warranties and covenants, provided however, that the receipt of such evidence and the completion of this Agreement shall not constitute a waiver of any of the said representations, warranties and covenants, all of which shall survive the Effective Date of this Agreement and shall be of full force and effect.

9.4 REMEDIAL WARRANTIES. If within ten (10) days after the delivery of a Deliverable, or Enhancement by C&T to Axion under this Agreement, Axion identifies and reports to C&T an Error or C&T otherwise becomes aware of any such Error, C&T will, at its own expense and at no charge, use best efforts to correct such Error. C&T shall not be responsible to correct such Error if the Error is caused by Axion.

10.      LIABILITY LIMITATIONS

10.1 Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, ITS CUSTOMERS OR ANY THIRD PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS. HOWEVER, THIS SECTION
10.1 SHALL NOT APPLY TO EXCLUDE DAMAGES THAT A COURT OF COMPETENT JURISDICTION FINALLY AWARDS TO A THIRD PARTY AGAINST EITHER PARTY WHERE SUCH DAMAGES ARE WITHIN THE SCOPE OF THE INDEMNITIES IN SECTIONS 11.2, 11.3 OR 11.4.

10.2 Limit of Liability. EXCEPT AS PROVIDED IN SECTIONS 11.2 AND 11.4 EACH PARTY AGREES THAT THE OTHER PARTY'S TOTAL AGGREGATE LIABILITY FROM ALL CLAIMS ARISING IN ANY MANNER UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED THE TOTAL AMOUNT OF THE LICENSE FEES AND DEVELOPMENT FEES PAID BY AXION TO C&T UNDER THIS AGREEMENT.

11.      INDEMNIFICATION

11.1 GENERAL INDEMNITY. Each party will indemnify and hold the other party, its Affiliates, and their respective officers, directors and employees harmless from all damages, liabilities, losses, costs, and expenses (including the reasonable fees and expenses of lawyers, consultants, and expert witnesses) arising out of or connected with any personal injury or property damage to the extent such injury and/or damage results from the negligence or willful misconduct of the first party or its employees, agents or contractors. Neither party will consent to any judgment, attachment of any lien or any other act adverse to the interest of the other party in connection with any such claim without the express written consent of the other party, which consent shall not be unreasonably withheld or delayed

11.2 INDEMNIFICATION BY C&T. C&T hereby agrees to indemnify, hold harmless and defend Axion against any and all expenses, costs of defense (including the reasonable fees and expenses of lawyers, consultants, and expert witnesses, damages, judgments, fines and amounts paid in settlement) and any amounts Axion becomes legally obligated to pay because of any claim or claims against it to the extent that such claim or claims (i) arise out of the breach or alleged breach of any representation or warranty by C&T hereunder, or (ii) are due to the negligence or misconduct of C&T; provided that (a) Axion provides C&T with prompt notice of any such claim and the exclusive ability to defend (with the reasonable cooperation of Axion) and settle any such claim and (b) such indemnities shall not apply to the extent such claims are covered by Axion's indemnity set forth in Section 11.3 below

11.3 INDEMNIFICATION BY AXION. Axion hereby agrees to indemnify, hold harmless and defend C&T against any and all expenses, costs of (including the reasonable fees and expenses of lawyers, consultants, and expert witnesses, damages, judgments, fines and amounts paid in settlement) and any amounts C&T becomes legally obligated to pay because of any claim or claims against it to the extent that such claim or claims (i) arise out of the breach or alleged breach of any representation or warranty by Axion hereunder, or (ii) are due to the negligence or misconduct of Axion; provided that (a) C&T provides Axion with prompt notice of any such claim and the exclusive ability to defend (with the reasonable cooperation of C&T) or settle any such claim and (b) such indemnities shall not apply to the extent such claims are covered by C&T's indemnity set forth in
Section 11.2 above.

11.4 INFRINGEMENT INDEMNITY. C&T will indemnify and hold Axion, its Affiliates and their respective officers, directors and employees harmless from all damages, liabilities, losses, costs, and expenses (including the reasonable fees and expenses of lawyers, consultants, and expert witnesses) incurred by Axion, its Affiliates and their respective officers, directors and employees that are attributable to any claim that the Base C&T Technology, the Enhancements, the Technical Commercialization Know-how or the C&T Documentation infringes any third party patent, trade secret, copyright, trade-mark, or other such proprietary right, anywhere in the world, provided that Axion notifies C&T promptly in writing of any such claim of which Axion becomes aware. Axion will permit C&T, upon C&T's written request and at C&T's sole expense, to control and direct the investigation and the defense or settlement of such claim; provided that (a) Axion will provide C&T with such information and assistance as is reasonably requested by C&T in connection with such investigation, defense, or settlement; (b) C&T will keep Axion informed of, and consult with Axion in connection with, the progress of such investigation, defense, or settlement; and
(c) C&T will have the right to settle or compromise any such claim.

12.       SPECIAL PROVISIONS

..



12.1     Liquidity Event Merger.

(a) In the event of and prior to a Liquidity Event, C&T and Axion will "merge", such that either through an asset acquisition or a share exchange, Axion shall (for no further consideration, other than as provided in 12.1(b)) acquire all C&T technologies, staff contracts and assets, canceling all royalties, non-dilution, etc.

(b) Upon "merger", C&T shareholders will receive an additional 12.5% of Axion shares just prior to the change of status. (By way of example, if prior to the merger, as a result of dilution, C&T held 10% of the shares of Axion, after "merger", C&T shareholders would hold (10 + 12.5=) 22.5% of the shares of Axion.)



(c) The parties agree that, upon Axion providing written notice to C&T of a Liquidity Event to occur within a reasonable time-frame, both parties will promptly do all acts and things and execute and deliver such further and other papers and documents and pass all resolutions of both the shareholders and Directors and enact such by-laws as may be necessary and desirable or reasonably required by a party hereto to carry out the intent and purpose of and give full effect to this merger.



13. TERM AND TERMINATION

13.1 Term. The term of this Agreement will begin on the Effective Date and, unless earlier terminated as provided in Section 13, shall be for a perpetual term

13.2 Termination for Axion's Breach. C&T shall have the right to terminate this Agreement and its obligations hereunder on ninety (90) days' written notice to Axion, if Axion fails to pay the License Fees or the Royalty payments due hereunder, and such non-payment has not been remedied at the end of such ninety
(90) days, except where provided in this Agreement that a specific remedy is in lieu of such payment. In the event C&T terminates this Agreement pursuant to this Section 13.2, the licenses granted to Axion under this Agreement shall terminate.

13.3 Termination for C&T's Breach. Axion party shall have the right to terminate this Agreement and its obligations hereunder on ninety (90) days' written notice to C&T, if C&T commits a material breach of this Agreement which is capable of remedy but which has not been remedied at the end of such ninety (90) days, except where provided in this Agreement that a specific remedy is in lieu of any other remedy. In the event Axion terminates this Agreement pursuant to this
Section 13.3, all licenses granted to Axion under this Agreement shall survive, subject to Axion's continued obligation to pay Royalties to C&T hereunder.

13.4 Termination Due to C&T Bankruptcy or Insolvency. In the event that C&T makes an assignment for the benefit of its creditors, files or has filed against it a petition under any bankruptcy, insolvency, or similar law, appoints or has appointed against it a trustee or receiver for any of its property or commences or has commenced against it (by resolution or otherwise) the liquidation or winding-up of its affairs, then all rights of C&T to the Technology shall be transferred to Axion, without restriction as to Application Areas, and at no further cost to Axion, and this Agreement shall be terminated.

13.5 Termination Due to Axion Bankruptcy or Insolvency. In the event that Axion makes an assignment for the benefit of its creditors, files or has filed against it a petition under any bankruptcy, insolvency, or similar law, appoints or has appointed against it a trustee or receiver for any of its property or commences or has commenced against it (by resolution or otherwise) the liquidation or winding-up of its affairs, this Agreement shall by terminated and all of Axion's license to the Technology under this Agreement shall be revoked.

13.6 Other Relief. Except as otherwise provided in Section 13, termination of this Agreement shall be without prejudice to any other right, remedy or recourse to which either party may be entitled hereunder

13.7 Survival. Sections of the Agreement that are intended to survive, or that by necessary implication should survive, termination of this Agreement, will continue in full force and effect following termination of the Agreement.



14.      CONFIDENTIALITY; PUBLICITY

14.1     Confidentiality.

(a) Non Disclosure. Each party recognizes that Confidential Information of the other party and its Affiliates used or disclosed in the performance of such party's obligations hereunder is invaluable to the owner of such information. Each party shall, and shall instruct and cause its employees and Affiliates to, hold in confidence any and all Confidential Information of the other party and its Affiliates to which they may have access or which may be disclosed or described to them and to otherwise comply with this Section 14.1. Neither party shall use, or attempt to use, any Confidential Information of the other party or its Affiliates except in the performance of its obligations hereunder. Each party shall exercise at least the same degree of care in safekeeping all Confidential Information of the other party and its Affiliates which may in any manner come into its possession as it exercises with respect to its own Confidential Information, shall disclose or grant access thereto only to those employees having a need to know for the performance by such party of its obligations hereunder, and shall promptly surrender to the other party all written or otherwise reproducible records and evidences of any Confidential Information of the other party and its Affiliates in its possession upon the termination or expiry of this Agreement or any prior request of the owner of such Confidential Information.

(b) Exceptions. The provisions of Sections 14.1(a) shall not apply to any Confidential Information: (i) which is known to the receiving party or its Affiliates prior to the time of disclosure by the disclosing party without an obligation of confidentiality; (ii) which at the time of disclosure by the disclosing party, or thereafter, is or becomes publicly known or available through no fault of the receiving party or its Affiliates; (iii) which is disclosed in writing to the receiving party or its Affiliates by a third party who has the legal right to make the disclosure; (iv) the disclosure of which is expressly consented to in advance and in writing by the disclosing party; (v) is independently developed by the receiving party without access to the Confidential Information of the disclosing party as evidenced by written records and documentation; or (vi) the disclosure of which is required by applicable law provided that the receiving party shall have notified the disclosing party prior to such disclosure and assisted the disclosing party in any attempts by the disclosing party to obtain a protective order for such information.

(c) Survival of Confidentiality Provisions. The provisions of this Section 14.1 shall survive the termination or expiration of this Agreement.

14.2 Publicity. Upon execution of this Agreement, Axion and C&T will jointly prepare a mutually acceptable press release and a mutually acceptable description of their business relationship as contemplated by this Agreement. No other public release, announcement or description concerning the transactions contemplated by this Agreement will be issued by either party without the prior written consent of the other party. Notwithstanding the foregoing, nothing in this Section 14.2 is intended to prevent (a) either party from disclosing the transactions contemplated by this Agreement in any prospectus, disclosure documents or other regulatory filings as may be required by any securities commission in Canada or the United States, or (b) Axion from disclosing this Agreement, and the transactions contemplated by this Agreement, to any prospective or actual investors in Axion, or any of Axion's prospective or actual funders, lenders or grantors, whether in connection with a due diligence process, or otherwise.

15.      GENERAL

15.1 Export Regulations. Both parties agree to comply with all applicable laws, regulations and governmental orders, including without limitation applicable export laws.

15.2 Severability. In the event that any of the provisions of this Agreement is held by a court or other tribunal of competent jurisdiction to be invalid, illegal, or unenforceable, such provision will be deemed and construed to extend only to the maximum permitted by law and the remaining portions of this Agreement will remain in full force and effect.

15.3 Governing Law. The internal substantive laws (as distinguished from the choice of law rules) of the Province of Ontario applicable to contracts made and performed entirely in the Province of Ontario will govern (i) the validity and interpretation of this Agreement, (ii) the performance by the parties of their respective obligations hereunder, and (iii) all other causes of action (whether based in contract, tort or otherwise) arising from or relating to this Agreement.

15.4     Dispute Resolution; Arbitration.

(a) The parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either party's rights and/or obligations hereunder or thereunder. It is the objective of the parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth if and when a dispute arises under this Agreement. (b) In the event of disputes between the parties, including disputes between the C&T Project Manager and the Axion Project Manager which such project managers are unable to resolve, a party seeking to resolve such dispute will, by written notice to the other, have such dispute referred to their respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within seven (7) days after such notice is received. Said designated officers are as follows: (I) For Axion: Kirk Tierney (ii) For C&T:
Igor Filipenko.

(c) In the event the designated executive officers are not able to resolve such dispute, either party may at any time after the 7 day period invoke the arbitration provisions hereinafter provided for the resolution of any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement. The rules governing such arbitration are set out on Schedule H.

15.5 Injunctive Relief. If either party breaches or violates Section 14.1 or if either party infringes any Intellectual Property Rights of the other party not licensed hereunder, the other party will be entitled, in addition to any other remedies that it may have at law or in equity and notwithstanding Section 15.4, to seek immediate injunctive relief or an order of specific performance.

15.6 Legal Proceedings. The parties hereby consent and submit to the non-exclusive jurisdiction of the courts of the Province of Ontario in connection with any action. The prevailing party in any such proceeding will be entitled to recover its reasonable fees and expenses of lawyers, consultants, and expert witnesses incurred in connection with such proceeding.

15.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or non-compliance by the other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or non-compliance, or any acquiescence therein, or of or in any similar breach, default or non-compliance thereafter occurring. All remedies under this Agreement shall be cumulative and not alternative.

15.8 Independent Contractors. Axion and C&T are independent contractors. Except as otherwise provided for in this Agreement, neither party will have the right, power, or implied authority to create any obligation or duty on behalf of the other party.

15.9 Force Majeure. Each party will be excused from the performance of obligations under this Agreement to the extent that such performance is prevented due to events or circumstances beyond the control of such party such as fires, floods, earthquakes, war, riots, and the actions or omissions of third parties that are not under the supervision or control of such party, provided that the party affected by such events or circumstances promptly notifies the other party in writing of its inability to perform due to such events or circumstances and uses commercially reasonable efforts to resume performance as soon as possible.

15.10 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five
(5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to C&T or Axion at their respective addresses specified above (in the case of Axion, to the attention of ******, with a copy to: "General Counsel" ******** and in the case of C&T, to the attention of (Igor Filipenko), with a copy to Michael Kishinevsky (Legal Counsel), Suite 219 1600 Steeles Avenue, W. Concord, Ontario, L4K 4M2; or to such other address as C&T or Axion may designate by ten (10) days' advance written notice to the other party hereto.

15.11 Assignment. This Agreement is not assignable by either party without the prior written consent of the other party, except that without securing such prior consent, Axion will have the right to assign this Agreement and its rights and obligations hereunder to any (a) direct or indirect parent, subsidiary, or Affiliate or (b) successor by way of merger or consolidation or the acquisition of all or substantially all of the business and assets of Axion. Any other assignment of any of the rights, duties, or obligations of this Agreement without such consent will be void and of no effect.

15.12 Construction. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement. For the purposes of this Agreement, the term "including" means "including but not limited to" unless otherwise expressly indicated.

15.13 Counterparts. This Agreement may be executed in counterparts, by manual or facsimile signature, each of which will be deemed an original and all of which together will constitute one and the same instrument.

15.14 Entirety; Modifications. This Agreement (including the Schedules attached or to be attached hereto) together with the Shareholders' Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof, and all prior agreements, representations, statements and undertakings are hereby expressly cancelled. This Agreement can be modified only by a formal written agreement signed by persons duly authorized to sign agreements on behalf of the parties

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

C AND T CO. INC.                            AXION POWER CORPORATION
By:                    /s/                  By:                 /s/
              -----------------------                  ----------------------
Name:                                       Name:
              -----------------------                  ----------------------
Title:                                      Title:
              -----------------------                  ----------------------
              -----------------------

                                List of Schedules


Schedule A:       Definition of the Technology and its Application Areas
-----------

Schedule B:       Intentionally deleted

Schedule C:       Initial Project Plan, listing Deliverables, Specifications,
                  Schedule, Milestones,
-----------

Schedule D:       Axion Project Management and Operating Budget

Schedule E:       C&T Key Scientists necessary to Plan
-----------

Schedule F:       C&T Patent Rights

Schedule G:       Restrictions (against reverse engineering, etc.) for
                   Sub-licensees
-----------

Schedule H:       Rules Regarding Arbitration

Schedule I:       Due Diligence Request List

Schedule J:       Copies of all agreements between C&T and its employees,
                  contractors, etc
-----------


Schedule K:        Operating Budget: See Schedule D

Schedule A: The Technology and its Application Areas

     The Technology

The "Technology" means a hybrid lead-carbon battery/capacitor technology developed by C&T, and limited to certain Application Areas as described herein. The Parties acknowledge that the Technology is currently in lab prototype state, having received little development as a commercial product or process.

     The Technology includes:

a) Intellectual property which is described in US patent <########> and in related patents pending or planned, and such as has been demonstrated to Axion;
b) The trade secrets and other such proprietary know-how information relating to the design and manufacturing of the Technology which are owned or controlled by C&T;
c) Unpublished trade secrets and product-specific know-how related to the performance, production techniques, and production variants of the Technology;
d)   All Enhancements or improvements by C&T to the Technology;
e) Other such intellectual property created by C&T whose creation is funded by Axion; and f) Other intellectual property as may be included, formally, by the mutual consent of the Axion and C&T.

     Applications Areas

 The use of the Technology is limited to the following Application Areas, any or all of which may or may not require customization:
(a)           back-up power or uninterruptible power supply (UPS);
(b) accumulation of electric power for subsequent peak shaving, co-generation, distribution, and/or replacement of network electric power in utility, industry, business and/or residential markets;
(c) accumulation or buffering of electric power from alternative energy stationary sources (such as wind, fuel cells, solar, biomass, geothermal, hydroelectricity, etc.);
(d) other application areas that are not related to motive, traction or recuperative products, or which do not integrate the Technology with traditional portable consumer power products (such as cell phones, "palm pilots", power tools, flashlights, lap-tops, etc);
(e) Mobile configurations of the foregoing which are used in a stationary manner (such as a large, but easily transportable power buffer unit that can be moved to troubled locations within a power grid); and
(f) Other such application areas as may be included, formally, by the mutual consent of Axion and C&T.

                                   Schedule C:
            Initial Project Plan, Deliverables, Schedule, Milestones


TO BE PREPARED AND AGREED WITHIN 21 DAYS FROM THE EFFECTIVE DATE

Schedule D: Axion Project Management and Operating Budget (to be attached)


               Schedule D: Axion Project Management and Operating Budget.


Definitions and overview.


There is a project being done by C&T and Axion: "The Axion Project". It is expected to continue for years. The purpose of the project plan is to make the battery, to adapt the battery, to improve the battery, and to set up conditions which will allow us all profit from the battery technology.


The Axion Project will at all times be defined by the Axion Project Plan (the "APP") which will be continuously revised and supervised primarily by two senior technical staff - Pavel Shmatko and Konstantin Rodionov (the "Technical Managers"), who will be operating at the VP level of authority. The initial APP will be defined in Schedule C


There are other projects being done by C&T that are not part of this project, thus there are two classes of project work being done by C&T staff. At all times, and in an above-board manner, the management of C&T and the management of Axion will maintain a distinction in both terms of ownership, control and financial support between these two classes of project.


NOTE:


See additional clarifications as to how this Schedule D works, set out at end of this Schedule


Summary.

o        Axion proposes to pay for all costs associated with their project, i.e.
         equipment costs, materials costs, travel costs, and technical staff costs.

o Axion proposes to pay for all facilities and support staff costs.

o Axion proposes to make available 25% of the time of all key project staff for C&T. Non-key staff will be available as per C&T's needs.

o Axion proposes to pay C&T a management surcharge amount equal to 50% of the technical staff salaries (including bonuses) used on the Axion project.

o Axion proposes simple accounting, flexible planning, and joint oversight of the project.

o Axion proposes C&T will have a technical manager with VP-level authority within Axion in addition to its Board representation within Axion.


Overview Issues.

1. Axion is providing ongoing support for the project of further-developing the licensed technologies. In doing this, it is providing funds for engineers and scientists alike, and for their support infrastructures, during periods of research and periods of development.

2. This must be done in a professional and accountable way. The agreed basis is a plan, and a budget, with regular meetings to guide the plan, and full disclosure at all times.

3. Axion also wishes to provide a stable and agreeable R&D environment. The elements of this include both flexibility and stringent clarity on issues of funding and planning, and stable, happy work arrangements for all, especially including technical staff.

4. C&T has additional R&D that it wishes to conduct in areas that may not be related to the licensed technology. Examples of this include developing porosimetry devices and developing the recuperative battery. C&T needs the resources and flexibility to conduct this research, funded by its own cash.

5. Both companies have a large stake in the success of this technology and in Axion's successful commercialization of the technology. Both companies will have oversight into each other's activities at the Board level. Potentially, both companies may be merged together.


Management surcharge.

1. Axion will provide funds for C&T's management oversight of the technical staff on the following basis:

     C&T will receive, without requirement for further accounting, a surcharge in the amount of 50% over the actual technical staff salaries consumed by the project, and also over any salary-bonuses paid to them by Axion.

General funding.

1. Axion will pay for all facilities costs, with very few exceptions. Facilities costs are the building, its insurance, heat, ventilation, power, and other "backbone" services. Telephones usage charges are probably separate.

2. Axion will pay for the entire support staff salaries of C&T, these staff being Nadia, Mikhail and Sonya.


Axion Project Staff.

1. Certain C&T scientific staff, possibly at times all of them, will be accepted as "Axion Project Staff" ("APS"). There are qualifying conditions for this designation, and significant benefits to this designation.

2.       In order to qualify as Axion Project Staff:

o They must be accepted as such by the Technical Managers.

o They must follow the project plan, as supervised by the Technical Managers. In deference to their skills, they will probably have significant input to this plan.
o They must make available, with priority to the Axion Project, 75% of their time. Time accounting will be done daily, with little overhead. There will be considerable flexibility on this rule, provided that the Axion project gets general priority.
o Axion Project staff shall provide weekly progress reports, written from daily notes.
3.       Axion will pay for 100% of the APS salaries.

4.       Axion will provide excellent health care benefits to APS staff.

5. Axion will provide a rolling 3-month window of job security to each APS staff member, subject to notice to C&T and to the APS staff, subject to work being done in good faith and without a terminal breach of this accord by the APS staff member.

6. Axion will expect a five-day work week, with all Canadian statutory holidays paid.

7. Axion will pay for 6 weeks of paid vacation per year for non-resident staff, accruing daily.

8. Axion will pay for up to three round trip air fares per year for the non-resident staff, home trips only.

9. Axion will provide bonuses for work of merit, recognition in any patents generated.


Part-time technical staff.

1. Certain C&T technical staff will be casual or part-time workers on the Axion Project.

2. In order to qualify as Casual workers:

o They must be accepted as such by the Technical Managers.

o They must follow the project plan, as supervised by the Technical Managers. In deference to their skills, they will probably have significant input to this plan.
o They must make time available to the Axion Project on a scheduled basis, pre-approved. Time accounting will be done daily, with little overhead.
o        Axion Project staff shall provide daily notes.
3.       Axion will not provide health care benefits.

4. Axion will provide a monthly estimate of casual staff use requirements.

5. Axion provide pay only for hours worked, plus the C&T surcharge.


Supplementary funding.

1.       Axion will pay for materials consumed in the Axion project.

2.       Axion will pay for travel expenses consumed in the Axion project.

3.       Axion will pay for equipment required by the Axion project.

4. Axion will pay for consultants required by the Axion project. These include Dr. Conway et al, and other consultants who may be needed from time to time.

5. Axion will provide enhanced working conditions for the staff of the Axion project, and for other ancillary technical staff. These are detailed herein.

6. Axion will support the operating culture that is now in place in order to provide stability and comfort.


Budget Management.

1. Axion, solely, will provide a budget for all work on the project, subject to a general discussion with C&T and with the APS staff, and as proposed in detail by the Technical Management.

2. The Technical Management will administer the supplementary budget funds on a purchase order/approval basis, with regular accounting and review by Axion.

3. C&T management will administer staff salaries and services. All claw-back costs from the project staff will be subject to an open-books audit. The management surcharge will be paid monthly.

4. There will be a weekly review meeting, dealing with the budget, and the activities of both Axion and C&T. Minutes of this meeting will be available to Axion and to C&T.


Development Budgets.

1. In addition to all the foregoing, there will exist an experimental process development budget, whose planning and execution will be a coordinated by the Technical Management.

2. In further addition, there will be an experimental manufacturing development budget, which will be administered by the VP Technology.


Project and Staff Management.

1. C&T will manage all their staff in order to keep them available for the Axion project or for their own projects, and will administer to their personal needs and financial obligations. C&T will administer their own projects separately.

2. Axion will administer the Axion Project plan in consultation with C&T, and in daily and close consultation with the Technical Management.

3. In the following chart, there are two key technical managers, one from each company. These staff, who are qualified scientists and managers, will maintain the project



     ATTACH CHART!

Additional clarifications as to how this Schedule D works.

All sums of money payable to C & T, pursuant to Schedule D are net to C & T and do not include taxes or other deductions payable to government authorities. All other taxation liabilities pursuant to this Agreement are subject to review and approval by the mutual consent of tax counsel for both of the parties hereto.

Payments made according to this Schedule D are based on the financial model hereto [provided by Kirk] (the "Model"), which Model represents approximate monthly expenses for C & T. The minimum monthly expenses represented on the Model, with the exclusion of the Supplementary Budget, shall be paid by Axion on a monthly basis. Any Supplementary Budget fees will be paid by Axion as they arise.

Kirk and Valery will meet on a weekly basis to discuss the C & T expenses and Supplementray Budget in order to determine the amount of money payable to C & T. Amounts for the month are to be finalized within 5 days of the end of the month and paid promptly within two business days following this.

In the event of a disagreement regarding any weeks expenses, payment shall be made in accordance with the previous agreed upon period's payment, subject to later adjustment when the disagreement is resolved.


                       Payments of C & T expeses begin as of November 1, 2003 (in advance).

                     Schedule E: List of C&T Key Scientists


Name

Acad. Degree

Specialty

Months w/C&T

Age

Salary p.a.

Immigration status

Employment authorization to date

                          Schedule F: C&T Patent Rights

Schedule G:  Restrictions (against reverse engineering, etc.) for Sub-licensees


A. Sub-Licensee's Rights, Representations And Obligations

1. Subject to Sub-Licensee's payment of the appropriate license fees, Axion hereby grants and Sub-Licensee hereby accepts a non-exclusive, non-transferable, right and license within the Territory, in accordance with the User Documentation and this Agreement and only in conjunction with the Technology for the specified Applications to:

(a) assemble or manufacture Products;

(b) allow such rights to Affiliates who have agreed to be bound by provisions of this Agreement provided that Sub-Licensee guarantees the obligations of such Affiliates.

2. assembly or manufacture of the Products is restricted to (a) the number of units for which license fees have been paid; or (b) such other restriction based on use, volume or other measurement to which the parties have agreed in writing.

3. Except as specifically permitted by this Agreement, Licensee shall not directly or indirectly (a) use any Confidential Information of Axion to create any technology which is substantially similar to any Product; (b) reverse engineer, or otherwise attempt to derive the proprietary info with respect to any Product; (c) rent, or lease the rights or licenses granted by this Agreement; (d) use, distribute, copy, adapt, create derivative works of, or otherwise modify any Product or other Confidential Information of Axion; or (e) permit anyone to engage in the foregoing.

4. Licensee does not have, and shall not claim that it has, any right in or to any of the Products or the Confidential Information received from Axion other than as specifically granted by this Agreement. Licensee shall promptly notify Axion of any actual or suspected unauthorized use of the Products or use or disclosure of the Confidential Information received from Axion, and shall provide reasonable assistance to Axion (at Axion's expense) in the investigation and prosecution of such unauthorized use or disclosure.

5. Licensee shall comply with the Export Laws. Licensee hereby assures Axion that it will not export or re-export directly or indirectly any part of the Product(s) or any Confidential Information to any country for which a validated license is required under the Export Laws without first obtaining a validated license.

Schedule H:  Rules Regarding Arbitration


The following rules and procedures govern any arbitration pursuant to this Agreement.

1.1      Commencing an Arbitration

(a) A party (the "Claimant") may commence an arbitration by giving notice to the other party (the "Respondent"), specifying particulars of the issue in dispute and proposing the name of a single arbitrator. The Respondent shall be deemed to have accepted the arbitrator proposed by the Claimant unless the Respondent notified the Claimant within 10 days of receiving notice of the arbitration that the proposed arbitrator is unacceptable and an alternate arbitrator is suggested by the Respondent. If the parties do not agree upon an arbitrator within 10 days after the date signifying the end of the such 10-day notification period of the Respondent, either party may apply to a judge of the Superior Court of Justice under the Arbitration Act, 1991 (Ontario), as amended or substituted for from time to time, for the appointment of a single arbitrator who must be a person at arm's length (i.e., independent) to each of the parties. The arbitrator accepted by the parties or appointed by the judge (the "Arbitrator") shall then conduct the arbitration.


(b) The Arbitrator shall be qualified by education and experience to decide the matter in dispute. The Arbitrator shall be at arm's length from both parties and shall not be a member of the audit or legal firm or firms who advise either party, nor shall the Arbitrator be a person who is otherwise regularly retained by either of the parties.

1.2      Submission of Written Statements

(a) Within 5 days after the appointment of the Arbitrator, the Claimant shall send the Respondent and the Arbitrator a Statement of Claim, setting out in sufficient detail the facts and any contentions of law relied upon, and the relief claimed.

(b) Within 15 days after receiving the Statement of Claim, the Respondent shall send the Claimant and the Arbitrator a Statement of Defence, stating in sufficient detail which of the facts and contentions of law in the Statement of Claim the Respondent admits or denies, on what grounds, and on what other facts and contentions of law the Respondent relies.

(c) Within 10 days of receiving the Statement of Defence, the Claimant may send the Respondent and the Arbitrator a Statement of Reply.

(d) All Statements of Claim, Defence and Reply shall be accompanied by copies (or, if they are especially voluminous, lists) of all essential documents relied upon and not previously submitted, and, where practicable by any relevant samples.

(e) After all Statement have been submitted, the Arbitrator shall give directions for the further conduct of the arbitration.

Meetings and Hearings

(a) The arbitration shall take place within 10 days from the date on which the Respondent and the Arbitrator received the Statement of Defence (or, if no such statement was received, from the date ending the 10-day period contemplated by paragraph (c) above) in the Municipality of Metropolitan Toronto, Ontario unless the Claimant and Respondent both agree in writing to extend the period within which the arbitration must be heard or agree to hold it in some other place. The arbitration shall be conducted in English unless both parties and the Arbitrator agree otherwise. Subject to any adjournments which the Arbitrator allows, the final hearing will be continued on successive working days until it is concluded.

(b) All meetings and hearings will be in private unless the parties otherwise agree. Both parties and the Arbitrator shall keep confidential all documents submitted during the arbitration and all meetings, hearings and discussions associated with the arbitration, including the fact that the parties have commenced the arbitration.

(c) A party may be represented at any meetings or hearings by legal counsel.

(d) Each party may examine, cross-examine and re-examine all witnesses at the arbitration.

1.3      The Decision

(a) The Arbitrator will deliver a decision in writing and, unless the parties otherwise agree, will set out the reasons in the decision.

(b) The Arbitrator will send the decision to the parties as soon as practicable after the conclusion of the final hearing, but in any event no later than 30 days thereafter, unless that time period is extended for a fixed period by the Arbitrator on written notice to each party because of illness or other cause beyond the Arbitrator's control.

(c) The decision shall be final and binding on the parties and shall not be subject to any appeal or review procedure so long as the Arbitrator has followed these rules in good faith and has proceeded in accordance with the principles of natural justice.

1.4      Jurisdiction and Powers of the Arbitrator

(a) By submitting to arbitration under these Rules, the parties shall be taken to have conferred on the Arbitrator the jurisdiction and powers set out in this section. The Arbitrator will exercise jurisdiction and these powers as provided in these Rules and the relevant law with the object of ensuring the just, expeditious, economical and final determination of the dispute referred to arbitration. The Arbitrator shall not award punitive, consequential or exemplary damages.

(b) Without limiting the jurisdiction of the Arbitrator at law and subject to paragraph (a) above, the parties agree that the Arbitrator shall have jurisdiction to:

(i)                   determine any question of law arising in the arbitration;

(ii) determine any question as to the Arbitrator's jurisdiction;

(iii) determine any question of good faith, dishonest or fraud arising in the dispute;

(iv) order any party to furnish further details of that party's case, in fact or in law;

(v) proceed in the arbitration even if a party fails or refuses to comply with these Rules or with the Arbitrator's orders or directions, or to attend any meeting or hearing, but only after giving that party written notice that the Arbitrator intends to do so;

(vi) receive and take into account such written or oral evidence tendered by the parties as the Arbitrator determines is relevant, whether or not strictly admissible in law;

(vii)                 make one or more interim awards;

(viii) hold meetings and hearings and make a decision (including a final decision) in Ontario or, if the parties agree, elsewhere;

(ix) order parties to produce to the Arbitrator, and to each other for inspection, and to supply copies of, any documents or classes of documents in their possession or power which the Arbitrator determines to be relevant;

(x) order the preservation, storage, sale or other disposal of any property or thing under the control of any of the parties; and

(xi) make interim orders to secure all or part of any amount in dispute in the arbitration.

                                   Schedule I:
                           Due Diligence Request List

                      PART A: LEGAL DUE DILIGENCE DOCUMENT
                                  REQUEST LIST

The following documents are to be provided for the review of Axion Power Corporation in connection with our legal due diligence of C and T Co. Inc. (the "Company").

For purposes of this document request list, "subsidiaries" of the Company should include each entity in which the Company directly or indirectly owns 10% or more, of such entity's total assets or owners' equity, and "affiliate" of the Company should include each entity that owns 10% or more of the Company's consolidated assets or stockholders' equity or otherwise controls the Company, is controlled by the Company or is under common control with the Company.

I.       Corporate Records

     1. Certificate of Incorporation (or other charter document) and bylaws (or other governing document) of the Company and each of its subsidiaries including all amendments.

     2. List of each subsidiary and affiliate of the Company and its jurisdiction of incorporation or organization.

         3. List of jurisdictions in which the Company and its subsidiaries are qualified to do business.

         4. Minutes of meetings and written resolutions of the Boards of Directors of the Company and each of its subsidiaries since their inception. Please include minutes and consents of any committees of the Board of Directors.

         5. Minutes of all shareholders' meetings and written resolutions of shareholders of the Company and each subsidiary since inception.

         6. Stock ledger or transfer book of the Company and each subsidiary and all transfer records since inception.

         7.       Form of stock certificate of the Company.

         8. Documents relating to issuances of other equity securities by the Company and any subsidiaries, including certificates of designation for issuances of preferred stock, warrants or other convertible securities (preferably closing binders for each round of financing along with offering/private placement memoranda and reports).

         9. Agreements between the Company and any of its subsidiaries and affiliates.

         10. Related party agreements between any of the Company and its subsidiaries on the one hand and any of their affiliates, shareholders, officers, directors, employees or representatives on the other hand.

         11. List of current shareholders of the Company and their share ownership on a fully-diluted basis.

         12. Documents evidencing outstanding subscriptions, options, rights, commitments or other agreements relating to the purchase or registration of the securities of the Company or any of its subsidiaries.

         13. Documents evidencing trusts, (including fiduciary, voting or otherwise) shareholder/investor agreements transfer or resale restrictions, registration rights, voting rights and rights of first refusal, co-sale and pre-emptive rights between the Company and/or its shareholders.

         14.      Change of control agreements or provisions.

15. Organizational charts.

         16. List of key employees, management and directors of the Company.

II.      Periodic Reports and Publicity

     1. Annual and interim reports, financial or otherwise, and any other publications of the Company and its subsidiaries since their inception, including any audit or accountant's review letters and letters from the Company's accountants to management or shareholders.

         2. Reports, studies and analyses to or of the Company and its subsidiaries prepared by consultants, accountants, engineers, rating agencies, marketing consultants, intellectual property consultants, investment banks or other financial institutions.

         3. Press releases of the Company and its subsidiaries since inception.

         4. Corporate plans or similar reports prepared by management discussing the Company, its business outlook, operations or projected performance.

         5. Budgets, forecasts and projections of the Company, both internally prepared and prepared by third parties.

III.     Government Regulations and Filings

     1. Any correspondence and/or filings with any Securities and Exchange Commission (including documentation of exemptions from registration relied upon by the Company).

         2. Governmental or regulatory permits, licenses, filings or authorizations of the Company and its subsidiaries with respect to any federal, provincial, state, local or foreign governmental entity.

         3. Environmental reports, assessment notices and environmental compliance records since inception of the Company.

         4. Correspondence with any governmental entity of or on behalf of the Company and its subsidiaries since their inception.

IV.      Taxes

     1. Tax sharing or tax allocation agreements of the Company, any subsidiary or affiliate.

         2. Federal, provincial, state and local income tax returns and reports of the Company and each non-consolidated subsidiary, including audits, deficiency assessments, disputes, settlement agreements, rulings and revenue agents' reports [for the last five years].

         3. Documentation relating to sales tax and property taxes of the Company and each subsidiary (both real and personal) [for the last five years].

         4. Correspondence between the Company or any subsidiary and any taxing authority not previously covered above [for the last five years].

V.       Significant Transactions

     1. Documentation of any acquisitions of assets or equity, dispositions of assets or equity, mergers, reorganizations, investments in affiliates or third parties or any other extraordinary event involving the Company and its subsidiaries.

     2. Alliance agreements and joint undertakings of the Company and each subsidiary.

     3. Memoranda of understanding of the Company and each subsidiary.

     4. Confidentiality and standstill agreements of the Company and each subsidiary.

VI.      Marketing

         1. Market research of the Company (studies, analyses and reports prepared in-house or by third parties).

         2. Advertising and promotional agreements, plans and other arrangements of the Company.

         3. List of advertisers, sponsors, promoters, resellers and all current agreements or arrangements of the Company with such parties.

VII.     Intellectual Property

         Please see the separate list set out as Part B, below.

VIII.    Employment and Labor

     1. Labor contracts with unions and non-union workers including union grievances, strike history and settlement arrangements.

         2. Summary of Workmens' Compensation claims over the last three years and status of each claim.

         3. Each employment and consulting agreement of the Company and its subsidiaries.

         4. Any settlement or severance contracts or arrangements between the Company and its subsidiaries and any former employee, officer, consultant or director.

         5.       Independent contractor agreements.

         6.       Non-competition agreements.

         7.       Non-disclosure/confidentiality agreements

         8. Indemnification agreements between the Company and any other party.

         9. List of loans to employees/officers/directors of the Company and each subsidiary.

         10. Copy of each incentive, welfare and retirement plan of the Company and its subsidiaries and any one-off arrangements, including stock bonus and option plans or agreements, deferred compensation plans, pension and profit sharing plans, medical and group insurance plans.

         11. Actuarial reports prepared for any employee benefit plan of the Company or any subsidiary.

         12. Schedule of any pending, threatened and settled claims with respect to any employee benefit plan.

IX.      Financings

     1. Documents and agreements evidencing material long-term and short-term borrowings, whether secured or unsecured, by the Company or any subsidiary, including loan and credit agreements, indentures, letters of credit, promissory notes, lines of credit, guarantees, security agreements and other evidences of indebtedness currently in effect.

         2. Prospectuses, placement memoranda or offering circulars relating to any offerings of debt securities by the Company or any subsidiary and any agreements relating to such offerings.

         3. Documents and agreements evidencing any other material financing arrangements of the Company or any subsidiary, including mortgages, sale and leaseback arrangements or installment purchases.

         4. Correspondence with lenders including waivers and consents, compliance certificates, schedules or opinions of counsel prepared by or on behalf of the Company or any subsidiary showing compliance with any covenants in any of the debt instruments referred to above.

         5. List of material accounts payable including creditor name and amount.

     6. Escrow agreements.

         7. List of intercompany debt and debt between the Company and any affiliate.

         8. Agreements or commitments relating to current and planned capital expenditures.

X.       Real and Personal Property

         1.       List of all material real and personal property owned.

         2. List and copies of all real property and equipment leases, installment contracts or service agreements that provide for payment or transfer of services in excess of $5,000 per year.

         3. Contracts for the purchase, lease or servicing of equipment, including management and maintenance agreements that provide for payment or transfer of services in excess of $5,000 per year.

         4. Agreements or documents evidencing a lien, restriction, security interest or other encumbrance on any of the above items.

         5.       List of easements and rights-of-way.

XI.      Insurance

     1. List of insurance policies in effect, coverages and amounts of coverage.

XII.     Litigation

     1. List of all claims, disputes, litigation, criminal investigations, sanctions, administrative proceedings, arbitration, mediation, contract disputes, settlements (outstanding, threatened or concluded) of the Company, its subsidiaries, their affiliates and representatives since the inception of the Company, including names of parties, nature of dispute, name of court or tribunal and current status.

XIII.    Other Contracts

1. Contracts or agreements of the Company and its subsidiaries including:
                  (i) purchase contracts that provide for payments in excess of $5,000 per year, (ii) service agreements, (iii) joint venture agreements, (iv) partnership agreements, (v) options, (vi) barter arrangements, (vii) investment contracts, (viii) sales, advertising, and marketing agreements, (ix) research and development arrangements, (x) government contracts, (xi) agreements relating to supply of services and (xii) guarantees of obligations or warranties (both as guarantor and as beneficiary).

Please include any other agreement or arrangement of the Company and its subsidiaries which in your judgment is material with respect to the Company's business and its outlook.


              PART B: INTELLECTUAL PROPERTY DUE DILIGENCE DOCUMENT
                                  REQUEST LIST
Please supply copies of the following documents and other requested information for the Company and each of its subsidiaries (or, if appropriate a negative statement)

Certain questions may be inapplicable or inappropriate. If so, please state this and explain why. In the interest of conducting a thorough review, however, each item below be considered and that "nil" responses be provided for inapplicable items.

Axion will also be relying on the Company and its advisors to bring attention to materials which are not specifically addressed on the following list, but which would be properly characterized as "material" and which should be the subject of due diligence procedures. Finally, please advise of any new information or amendments to existing information if, as and when it becomes available, and provide any available additional documentation relating thereto.

A.       Patents
         Please provide a list of all patents, utility and design, (U.S., Canadian and foreign) which are issued and applied for, together with copies of such patents and patent applications. The list should include the following information for each issued patent or pending patent application:

1.       Patent numbers.

2.       Inventors' names.

3.       Date of application.

4.       Date of issue for issued patents.

5.       Prior owner, if any, and how the patent was acquired by the Company.

6. How have the assignments been recorded? Please provide copies of recorded assignments.

7.       Country.

8.       Presence or absence of any security interests.

9.       Have all required maintenance fees been paid?

10. Does the Company know of any third party use which may infringe the patent?

11. Is this a "key" patent? Who was the inventor, and is the inventor still employed by the Company?

12.      Is the Company aware of any potential blocking patents?

13. Are there any invention disclosures not covered by patents or patent applications?

14. Has the Company received any letters asserting that the Company is infringing any third party patent rights?


Identify the Company's procedures for identifying and protecting inventions, including procedures for identifying whether to file for patent protection, and if so, in what counties.

15.      Has the Company enforced its patents in the past and, if so, how?

16. Has the Company conducted any searches or analyses of its competitors' patents? If so, provide those reports.

17. Are there any imminent bar dates or disclosures of new products that require new filings to avoid loss of rights?

18. Was the product, which is subject to the patent, sold or disclosed to the public prior to the date of the application for patent?

19. Please provide all prior art searches, conclusions, reports and opinions, whether internal or external, that the Company possesses concerning the validity of its patents, the infringement of its patents by others, the infringement of third party patents by its products and the validity of such third party patents.

20. Provide copies of any agreements pursuant to which the Company has licensed patents.

21. Are any of the patents owned jointly with one or more third parties? If so, provide details of all joint owners, and copies of all joint ownership arrangements.

22.      A list of currently anticipated patent filings.

B.       Trademarks
         Please provide a list of all (U.S., Canadian and foreign) registered trademarks, common law trademarks, service marks, trade names, symbols and logos, including any applications for or registrations of any of the foregoing, used, controlled or owned by the Company in connection with current, past or anticipated operations of the Company's business ("Trademarks") which are issued and applied for, together with copies any such trademark registrations and applications.



C.       Copyrights
         Please list all (U.S., Canadian and foreign)registered copyrights in or for any of the Company's products, and any other significant copyrighted works.



D.       Trade Secrets
1. Please list the principal processes and other proprietary information considered by the Company to be trade secrets of the Company ("trade secrets").

2. Are any of the trade secrets owned jointly with one or more third parties?

3. Please set out the methods, policies and procedures which the Company uses to protect its own trade secrets and the trade secrets received from third parties in confidence.

4. Please describe unwritten, and provide copies of written, company policies and procedures regarding the protection of any trade secrets. Set out the steps taken to maintain secrecy including:

         Internal security procedures.

         How the information is disclosed to employees.

         How the information is disclosed to outsiders.

         Whether the Company has granted any licenses to its trade secrets.

         What are the Company's document retention policies and procedures?

         What is the Company's e-mail policy?

E.       Agreements
     Please provide the following documents:
5. List of all active material licenses (whether the Company is licensor or licensee), sublicenses (whether the Company is licensor or licensee), settlement agreements, consents, decrees or judgments with respect to Patents, Trademarks, Copyrights or trade secrets (collectively, "intellectual property") to which the Company is a party, indicating whether either party is in default thereunder. (Standard form of licenses to customers may be listed by Product). Please include:

         All non-standard licenses;

         All "license in" agreements for technology used by the Company in the course of its business;

         All "license in" agreements for technology incorporated by the Company in the Company products or technologies; and

         All "license out" agreements pursuant to which the Company has licensed its technology to third parties.

6. Standard purchase orders, invoices, order acknowledgment and other forms used by the Company.

7.       Distribution and sales representative agreements.

8. Value added reseller (VAR), original equipment manufacturer (OEM), and other reseller agreements.

9.       Any agreements with third party contractors.

10. Standard employee inventions assignment agreements and any material variations to these agreements.

11.      Any loan or other financing documents.

12. Documents relating to material acquisitions and divestitures for the immediately preceding five years, particularly agreements involving covenants by or in favour of the Company.

13. Copies of all agreements or arrangements related to the research, development, manufacturing, testing, marketing, etc. of the Company's products and technologies, such as joint development agreements, partnership agreements, technology exchange agreements and agreements with suppliers and vendors.

14. Copies of all customer (including consulting) contracts, including all contracts or other agreements with any governmental entity, relating to the Company's services to such customer.

15. All employment or similar agreements entered into with any employee (including any officer or director) of the Company.

16. All consulting agreements or similar arrangements between the Company and any person or entity (including any officer or director).

17. All agreements or forms of agreement between the Company and employees, consultants, vendors, suppliers, customers and others relating to nonuse or nondisclosure of the Company's intellectual property, assignment of rights in the Company's intellectual property, non-competition, or any combination thereof.

18. Copies of the Company's standard employee confidentiality agreements, inventions agreements, etc. Copies of all special or nonstandard confidentiality agreements, invention agreements, etc.

19. Confidentiality or non-competition agreements between employees and consultants of the Company and their prior employers.

20.      All "key person" insurance policies.

21. All agreements dealing with trademarks, such as consent letters, mutual use agreements, licenses or opposition settlement agreements.

22. For each agreement, please provide the following information (if applicable):

23. Confirm that all such agreements remain in existence and that there is no material uncured breach of any such agreements.

24. Are there any provisions creating rights of first refusal or other priority rights in favour of the Company or the other party to any agreement (e.g., most favoured customer provisions)?

25. Has the Company had any difficulties in fulfilling its obligations under the contract?

26.      Are there any restrictive covenants (e.g., any exclusivity provisions)?

27. Are there any royalty obligations associated with any intellectual property licenses?

28. Are there any limits on the Company's activities contained in any past acquisition or divestiture agreements (e.g., covenants not to compete)?

29. Does the Company rely on any sole-source supplier or licensor of technology? If so, will the Company have access to the technology, by escrow or otherwise, and have the rights needed to use the technology if the supplier breached its obligation to supply?

30. With respect to each "in license" agreements, please provide the following information:

31.      Are the rights exclusive or non-exclusive?

32.      Are there prohibitions on the Company's right to sublicense?

33. Are there any other limitations in such agreements which might affect the Company's freedom in the future?

34. What royalties is the Company required to pay for third party technology incorporated in its products?

35. Are there any options, reversions and other durational limits in licenses?

36. Are there territorial limitations and limitations on rights granted to the Company in the license?

37. With respect to each "license out" agreements, please provide the following information:

38.      What are the provisions of the license?

39.      What type of compensation does the Company receive from the license?

40. What is the scope of the intellectual property indemnity which the Company has given to its customers? Are there any limitations or caps on the Company's liability? What are the customers' remedies in the event of a claim of infringement? Are these remedies sole and exclusive? Does the Company have the right to control the defense and settlement of any claim?

41. How much exposure does the Company have? Is there a disclaimer of consequential damages? Is there a cap on liability?

42. Is there a warranty or an effective disclaimer of any warranty? Is the warranty limited as to time? Does it include a sole and exclusive remedy? Are implied warranties effectively disclaimed?

43. If the Company writes its own software code, has the Company licensed its source code, or agreed to escrow its source code? If so, what are the conditions imposed on the licensee with respect to use?

44.      What is the term of the agreement?

F.       Intellectual Property Litigation
     Please provide information, if applicable, regarding all pending and/or threatened litigation, governmental proceedings, or claims or assessments, whether written or oral, whether against or filed on behalf of the Company, and whether or not formal filings have been made, brought by or against the Company during the past five years concerning the Company's intellectual property. As to each litigation or claim thereof, the Company should identify:

45.      Nature of the claim.

46.      Dollar value of the claim.

47. The likelihood of an injunction preventing use of equipment, sale or use of a product or process, requiring a change in the product or its name, etc.

48. Does the claim have any potential impact on a revenue stream? If so, to what extent?

49. Does the claim challenge the Company's ownership in an asset which it has incorporated in products which the Company sells to third parties?

50. Is it possible to settle the claim prior to the closing of the acquisition and, if so, on what terms?

51. Please identify any office actions or oppositions filed in any trademark proceedings, and any office actions or interferences filed in any patent application proceedings.

52. Please provide all copies of any outstanding judgments, decrees or settlement agreements to which the Company is a party.

53. Provide all correspondence with any third party who has alleged infringement by the Company of said third parties' rights under patents, trademarks, copyrights, trade secrets and/or unfair competition.

54. Provide copies of any opinions provided by counsel for the Company relating to infringement, validity, right to use or clearance searches on patents, trademarks and copyrights held by corporate or private individuals other than the Company.

55. Description of the use of any Intellectual Property of the Company by any third party which the Company believes may infringe or otherwise compromise the Company's rights in its Intellectual Property.

G.       Security Interests In The Intellectual Property
56. Has the Company granted any securities interests in or to its intellectual property?

57. Has the Company granted assignments of its intellectual property to any lender and received a "license back," permitting the Company to continue to use these property rights?

58. Please provide a description of all liens/or encumbrances on the Company's intellectual property, or rights of third parties therein.

Schedule J:       Copies of all agreements between C&T and its employees,
                  contractors, etc.
-----------

Schedule K:       Budget (further to section 4.2) See Schedule D